Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Corporate Update Call at 10:00 am ET Today

Buffalo, NY — November 5, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the third quarter and nine-month period ended September 30, 2015.

Cleveland BioLabs reported a $3.1 million net loss for the third quarter of 2015, or $0.31 per share, compared to a net loss of $4.1 million, or $1.43 per share, for the same period in 2014. Net loss for the nine-month period was $11.2 million, or $1.93 per share, compared to a net loss of $9.6 million, or $3.64 per share, for the same period in 2014. The improvement in net loss for the third quarter of 2015 was mainly due to the noncash change in the outstanding warrant liability. The increase in loss for the nine –month period was due to the noncash change in the outstanding warrant liability offset by general cost reductions and reduced interest charges related to declining debt balances.

As of September 30, 2015, the Company had $22.5 million in cash, cash equivalents and short-term investments. On July 9, 2015, the Company announced that it sold 6,459,948 unregistered shares of common stock at a price per share of $3.87 for an aggregate of $25.0 million to a venture capital investor. On June 30, 2015, the previously announced option to purchase the Company’s remaining interest in Incuron, LLC for $1.0 million was exercised, and payment for such exercise was received in July 2015. Additionally, in August the Company elected to prepay all of the outstanding obligations under its note payable to Hercules Technology Growth Capital which amounted to approximately $2.0 million.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “We have achieved several important milestones during the quarter, including: Significant new funding of $25 million from a strategic investor, and award of $15.8 million from the Department of Defense Congressionally Directed Medical Research Programs. These awards will fund additional studies of entolimod, which are needed for a Biologics License Application. Additionally, we continue to work with the U.S. Food and Drug Administration as they review our pre-Emergency Use Authorization dossier. A positive outcome of this review could enable use of entolimod in an emergency when there are no adequate, approved, and available alternatives, as well as stockpiling by certain US government stakeholders.”

Additional Operational Highlights

•	Studies demonstrating the ability of entolimod to reduce radiation injury and improve survival when the drug is administered up to 48 hours after lethal radiation exposure in nonhuman primates were published in the peer-reviewed scientific journal, PLOS One on September 14 (http://journals.plos.org/plosone/article?id=10.1371/journal.pone.0135388 or http://www.ncbi.nlm.nih.gov/pubmed/26367124).

•	Enrollment continues in a second Phase 1 study of entolimod in patients with advanced cancer in the Russian Federation to expand upon clinical observations made at higher dose levels in a prior U.S. Phase 1 study and to gather further statistics on immune response to administrations of entolimod.

•	Preparations to begin a Phase 2 evaluation of CBLB612 in a clinical model of chemotherapy-induced myelosuppression are ongoing in the Russian Federation. Enrollment is expected to begin before the end of 2015.

•	Panacela Labs continues dosing in a Phase 1 study with Mobilan evaluating single injections administered directly into the prostate of patients with prostate cancer.

All of the studies being conducted in the Russian Federation are supported by development contracts with the Russian Federation Ministry of Industry and Trade, or MPT.

Further Financial Results

Revenue for the third quarter of 2015 increased slightly to $0.5 million compared to $0.4 million for the third quarter of 2014. Revenue for the nine-month period decreased to $1.4 million compared to $2.3 million for the same period last year. This decrease primarily related to the final $1.0 million in revenue from the Skolkovo Foundation, which was recognized in 2014 for Curaxin research associated with Incuron, LLC (which was deconsolidated in the fourth quarter of 2014); with offsetting variances in levels of development work reimbursable under other contracts.

Research and development costs for the third quarter of 2015 were unchanged at $2.1 million compared to the same period in 2014. Research and development costs for the nine-month period decreased to $5.2 million compared to $6.8 million for the same period last year. This decrease was primarily due to the deconsolidation of Incuron, LLC and other variances in the levels of outsourced research.

General and administrative costs for the third quarter of 2015 decreased to $1.3 million compared to $1.8 million for the same period in 2014. General and administrative costs for the nine-month period decreased to $5.2 million compared to $6.4 million for the same period last year. These decreases primarily resulted from the deconsolidation of Incuron, LLC and other reductions in personnel and outside professional costs.

At September 30, 2015 the Company had approximately 10.7 million shares of common stock outstanding. In addition, the Company has 356,735 shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $47.99 and 2.2 million shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $13.98.

Conference Call Information

Cleveland BioLabs management will host a conference call at 10:00 a.m. ET today to provide updates and address investor questions regarding general business developments. Interested parties may participate by dialing 877-407-9205 (US) or 201-689-8054 (International), approximately five to ten minutes before the call start time. A live webcast of the conference call will be available on the investor page of the Cleveland BioLabs website at www.cbiolabs.com. A replay of the call will be available starting on November 5, 2015, at 1:00 p.m. ET through November 19, 2015, at 11:59 p.m. ET. Interested parties may access the replay by dialing 877-660-6853 (US) or 201-612-7415 (International) and entering conference ID number 13622699. An archived webcast of the conference call will be available for 90 days on the Investors page of the Cleveland BioLabs website at www.cbiolabs.com.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with OJSC Rusnano, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words and phrases such as “believe,” “assuming” “we estimate” “will,” “may,” “potential,” “continue,” “proposals,” “expected” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to discover and support indications for our therapeutic products; our ability to successfully submit and receive approval of our pre-Emergency Use Application for entolimod; the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; our ability to conduct studies that are required for a Biologics License Application; potential funding from the Department of Defense and other government agencies; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; the unavailability of funds from the Department of Defense and the Company’s inability to satisfy conditions related thereto; subsequent changes in the agreement with the Russian Ministry of Industry and Trade; and the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations, Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$6,362,679	$3,103,969
Short-term investments	16,151,455	—
Accounts receivable	366,310	267,199
Other current assets	505,594	174,179

	23,386,038	3,545,347

Equipment, net	151,683	244,537
Restricted cash	1,097,579	1,699,759
Other long-term assets	26,681	56,131
Investment in Incuron, LLC	—	4,268,458

Total assets	$24,661,981	$9,814,232

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$623,293	$1,057,743
Accrued expenses	1,822,850	1,804,456
Deferred revenue	255,530	156,317
Accrued warrant liability	5,309,674	862,074
Current portion of note payable	2,125,416	2,640,968
Current portion of capital lease obligation	—	7,522

	10,136,763	6,529,080

Long-term debt	—	1,499,050
Commitments and contingencies	—	—

Total liabilities	10,136,763	8,028,130

Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity/(deficit)	10,629,096	(1,607,397)
Noncontrolling interest in stockholders’ equity	3,896,122	3,393,499

Total stockholders’ equity	14,525,218	1,786,102

Total liabilities and stockholders’ equity	$24,661,981	$9,814,232

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter ended September 30,		Year to Date September 30,
	2015	2014	2015	2014
Revenues:
Grants and contracts	$501,555	$415,126	$1,438,792	$2,311,467

Operating expenses:
Research and development	2,052,567	2,068,245	5,246,706	6,832,241
General and administrative	1,266,144	1,785,620	5,171,571	6,449,531

Total operating expenses	3,318,711	3,853,865	10,418,277	13,281,772

Loss from operations	(2,817,156)	(3,438,739)	(8,979,485)	(10,970,305)

Other income (expense):
Interest and other expense	(233,343)	(68,932)	(361,153)	(1,010,640)
Foreign exchange gain (loss)	(212,117)	(271,699)	(190,794)	(330,876)
Change in value of warrant liability	46,716	(836,293)	(1,482,690)	1,663,390
Equity in loss of Incuron, LLC	—	—	(362,137)	—

Total other income (expense)	(398,744)	(1,176,924)	(2,396,774)	321,874

Net loss	(3,215,900)	(4,615,663)	(11,376,259)	(10,648,431)

Net loss attributable to noncontrolling interests	95,701	519,529	161,085	1,005,764

Net loss attributable to Cleveland BioLabs, Inc.	$(3,120,199)	$(4,096,134)	$(11,215,174)	$(9,642,667)

Net loss per share, basic and diluted	$(0.31)	$(1.43)	$(1.93)	$(3.64)

Weighted average number of shares, basic and diluted	10,168,342	2,855,510	5,810,293	2,650,808

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2015	2014

Cash flows used in operating activities	$(8,859,645)	$(11,316,565)
Cash flows used in investing activities	(12,792,474)	(1,142,661)
Cash flows provided by financing activities	24,809,045	10,788,298

Effect of exchange rate change on cash and equivalents	101,784	(500,106)

Increase (decrease) in cash and cash equivalents	3,258,710	(2,171,034)

Cash and cash equivalents at beginning of period	3,103,969	10,048,466

Cash and cash equivalents at end of period	$6,362,679	$7,877,432